Exhibit 10.1

FORM OF

STOCKHOLDER AGREEMENT

BETWEEN

WARNER MUSIC GROUP CORP.

AND

ACCESS INDUSTRIES, LLC

DATED AS OF [●], 2020

ARTICLE I
DEFINITIONS

1.1	Definitions	1
1.2	Timing of Provisions	4

ARTICLE II
CORPORATE GOVERNANCE

2.1	Board of Directors	5
2.2	Committees of the Board of Directors	6

ARTICLE III
INFORMATION RIGHTS AND ACCESS TO INFORMATION

3.1	Financial Information	7
3.2	Access to Information	8

ARTICLE IV
ACCESS APPROVAL AND CONSENT RIGHTS AND OTHER RIGHTS

4.1	Access Approval and Consent Rights	8
4.2	Expenses	11
4.3	Margin Loans and Other Pledges	11

ARTICLE V
GENERAL PROVISIONS

5.1	Certificate of Incorporation and Bylaws	11
5.2	Notices	11
5.3	Specific Performance; Remedies	12
5.4	Jurisdiction; Waiver of Jury Trial	12
5.5	Governing Law	13
5.6	Severability	13
5.7	Amendment, Modification and Waiver	13
5.8	Assignment	13
5.9	Further Assurances	13
5.10	Third-Party Beneficiaries	14
5.11	Discretion of Parties	14
5.12	Entire Agreement	14
5.13	Term	14
5.14	Titles and Subtitles	14
5.15	No Recourse	14
5.16	Counterparts	15

i

STOCKHOLDER AGREEMENT

This Stockholder Agreement, dated as of [●], 2020, is between Warner Music Group Corp., a Delaware corporation (the “Company”), and Access Industries, LLC, a Delaware limited liability company (“Access”) (each a “Party” and, collectively, the “Parties”).

RECITALS:

WHEREAS, the Access Affiliated Group is collectively the beneficial owner (as defined herein) of all of the issued and outstanding Common Stock (as defined herein) of the Company immediately prior to the date hereof;

WHEREAS, following Completion of the IPO (as defined herein), the Access Affiliated Group will collectively continue to beneficially own a majority of the total combined voting power of the Common Stock; and

WHEREAS, the Parties wish to set forth certain agreements that will govern certain matters between them following the Completion of the IPO;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1	Definitions.

In this Agreement, the following terms shall have the following meanings:

“Access” has the meaning set forth in the preamble to this Agreement.

“Access Affiliated Group” means Access, Len Blavatnik, the Blavatnik Family Foundation LLC, any direct or indirect equityholder of Access, any family member of any direct or indirect equityholder of Access, entities controlled, directly or indirectly, or managed, directly or indirectly, by Access or an Affiliate of Access, and any Affiliate or Permitted Transferee of any of the foregoing, including any Affiliate of any Permitted Transferee.

“Access Designee” shall have the definition set forth in Section 2.1(a).

“Access-Designated Director” means each Access Designee who is thereafter elected or appointed to the Board of Directors. Any Access-Designated Director may, at the discretion of Access, be an Independent Director.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person directly or indirectly owning or controlling 10% or more of any class of outstanding voting securities of such Person or (iii) any officer, director, general partner or trustee of any such Person described in clause (i) or (ii).

“Agreement” and “hereof” and “herein” means this Stockholder Agreement, including all amendments, modifications and supplements and all annexes and schedules to any of the foregoing, and shall refer to this Stockholder Agreement as the same may be in effect at the time such reference becomes operative.

“Applicable Law” means any domestic or foreign statute, law (including the common law), ordinance, rule, regulation, published regulatory policy or guideline, order, judgment, injunction, decree, award or writ of any court, tribunal or other regulatory authority, arbitrator, governmental authority, or other Person having jurisdiction, or any consent, exemption, approval or license of any governmental authority that applies in whole or in part to a Party and, with respect to the Company, includes the Exchange Act, the Securities Act, the DGCL, the rules of the SEC and the rules of the Exchange and any other exchange or quotation system on which the securities of the Company are listed or traded from time to time.

“Bankruptcy Laws” means Title 11 of the United States Code, as amended, and other Federal, State or foreign laws principally dealing with the liquidation, reorganization, administration, conservatorship or receivership of insolvent debtors.

“beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of Common Stock or other voting securities of the Company shall be calculated in accordance with the provisions of such Rule.

“Board of Directors” means the board of directors of the Company.

“Capital Stock” means any and all shares or units of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) the equity capital of a Person or a security convertible into or exchangeable for (whether or not such conversion or exchange is contingent or conditional) the equity capital of a Person.

“Cause” means (i) any willful or intentional act or omission having the effect of injuring the reputation, business or business or employment relationships of the Company or its Affiliates; (ii) any conviction of, or plea of nolo contendere to, a misdemeanor involving moral turpitude or a felony; (iii) with respect to any officer or employee, any breach of covenants contained in such officer’s or employee’s employment agreement with the Company; or (iv) with respect to any officer or employee, repeated or continuous failure, neglect or refusal to perform such officer’s or employee’s duties set forth under his or her employment agreement with the Company.

“CEO” means the Chief Executive Officer of the Company from time to time (or the equivalent successor position), as appointed by the Board of Directors.

“CFO” means the Chief Financial Officer of the Company from time to time (or the equivalent successor position), as appointed by the Board of Directors.

“control” (including the terms “controlling,” “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Class A Common Stock” means the Class A common stock, par value $0.001 per share, of the Company.

“Class B Common Stock” means the Class B common stock, par value $0.001 per share, of the Company.

“Common Stock” means the Class A Common Stock and the Class B Common Stock, collectively.

“Company” has the meaning set forth in the preamble to this Agreement.

“Completion of the IPO” means the occurrence of the settlement of the first sale of Class A Common Stock pursuant to the IPO Registration Statement.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

“Director” means a member of the Board of Directors and “Directors” has a correlative meaning.

“Equity Awards” means a grant to a Director, employee or financial professional of the Company or one of its Subsidiaries of vested or unvested shares of Common Stock or restricted Common Stock, options to acquire shares of Common Stock, restricted stock units, “phantom” stock units or similar interests in the Company’s common equity, in each case pursuant to an equity compensation plan approved by the Board of Directors.

“Exchange” means the principal exchange on which the Common Stock is listed.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“General Counsel” means the General Counsel of the Company from time to time (or the equivalent successor position).

“Independent Director” means a Director who is both (i) “independent” for Exchange purposes and (ii) “independent” for purposes of Rule 10A-3(b)(1) under the Exchange Act.

“IPO Registration Statement” means the Registration Statement on Form S-1, as amended, relating to the initial public offering of the Class A Common Stock.

“Party” and “Parties” have the respective meanings set forth in the preamble to this Agreement.

“Permitted Transferee” means (i) any member of the Access Affiliated Group, (ii) any family member of any direct or indirect equityholder of Access, (iii) any trust formed solely for the benefit of any direct or indirect equityholder of Access or such equityholder’s family members, (iv) any partnership, corporation or other entity controlled by any direct or indirect equityholder of Access or such equityholder’s family members for tax or estate planning purposes and (v) any foundation or charity affiliated with Access or any Permitted Transferee, so long as any direct or indirect equityholder of Access or a Permitted Transferee, or a fiduciary who is selected by Access or such equityholder or Permitted Transferee and whom Access or such equityholder or Permitted Transferee has the power to remove and replace, retains voting control over the shares transferred to such foundation or charity.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association or other business entity and any trust, unincorporated organization or government or any agency or political subdivision thereof.

“Qualified Compensation Director” means a Director who is a “Non-Employee Director” as defined in Rule 16b-3(b)(3)(i) under the Exchange Act.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Subsidiary” of a Party shall mean any corporation, partnership, joint venture, limited liability company, association or other entity of which such Party has the ownership, directly or indirectly, of more than 50% of the voting securities or similar ownership interests, including any securities or similar ownership interests which are voting only upon the occurrence of a contingency where such contingency has occurred and is continuing. For purposes of this Agreement, (i) no investment fund, investment company, collective investment trust or similar vehicle sponsored, formed or seeded by the Company or any of its Subsidiaries shall be deemed to be a Subsidiary of the Company and (ii) the Company and its Subsidiaries shall not be deemed to be Subsidiaries of Access.

“Trigger Date” means the date on which the Access Affiliated Group first ceases to beneficially own at least 50% of the total combined voting power of the then-outstanding Common Stock.

“Wholly Owned Subsidiary” means a Subsidiary, 100% of the Capital Stock of which is owned, directly or indirectly, by a Party.

1.2	Timing of Provisions.

In this Agreement, any provision which applies “until” a specified date shall apply on such specified date, and shall cease to apply on the date immediately following such specified date.

ARTICLE II

CORPORATE GOVERNANCE

2.1	Board of Directors.

(a) As of the Completion of the IPO, the Board of Directors shall consist of 11 members, and Access shall have the right, but not the obligation, to designate for nomination by the Board of Directors, or the Nominating and Corporate Governance Committee thereof, a number of designees (each of which shall be designated an “Access Designee”) equal to:

(i)

all Directors comprising the Board of Directors (including such number of Independent Directors necessary to satisfy the independence requirements under applicable securities laws and the rules of the Exchange and other regulatory requirements) until the Trigger Date;

(ii)

at least 40% of the total number of Directors comprising the Board of Directors at such time as long as the Access Affiliated Group beneficially owns at least 40% but less than 50% of the total combined voting power of the then-outstanding Common Stock;

(iii)

at least 30% of the total number of Directors comprising the Board of Directors at such time as long as the Access Affiliated Group beneficially owns at least 30% but less than 40% of the total combined voting power of the then-outstanding Common Stock;

(iv)

at least 20% of the total number of Directors comprising the Board of Directors at such time as long as the Access Affiliated Group beneficially owns at least 20% but less than 30% of the total combined voting power of the then-outstanding Common Stock; and

(v)

at least 10% of the total number of Directors comprising the Board of Directors at such time as long as the Access Affiliated Group beneficially owns at least 10% but less than 20% of the total combined voting power of the then-outstanding Common Stock.

(b) For purposes of calculating the number of Access Designees that Access is entitled to designate for nomination pursuant to Section 2.1(a), any fractional amounts shall be rounded up to the nearest whole number and the calculation shall be made on a pro forma basis after taking into account any increase in the size of the Board of Directors.

(c) With respect to any vacancy of an Access-Designated Director, Access shall have the right to designate a new director for appointment by a majority of the remaining Directors then on the Board of Directors.

(d) Following the Trigger Date, Access may specify, in its sole discretion, by notice to the Company (which notice may be oral or in writing) which Directors are Access-Designated Directors.

(e) Until such time as the Access Affiliated Group first ceases to beneficially own at least 35% of the total combined voting power of the then-outstanding Common Stock, the Company shall, and shall use its best efforts to cause the Board of Directors to, cause the Chairman of the Board of Directors to be an Access-Designated Director.

(f) Until such time as the Access Affiliated Group first ceases to beneficially own at least 10% of the total combined voting power of the then-outstanding Common Stock, the Company shall, and shall use its best efforts to cause the Board of Directors or the Nominating and Corporate Governance Committee thereof to, do each of the following:

(i)

include the Access Designees in the slate of nominees recommended by the Board of Directors or the Nominating and Corporate Governance Committee thereof, and to use its best efforts to cause the election or appointment of each such Access Designee to the Board of Directors, including nominating such individuals to be elected or appointed as Access-Designated Directors as provided herein;

(ii)	cause there to be on the Board of Directors at all times that number of Access-Designated Directors for which Access maintains designation rights pursuant to Section 2.1(a);

(iii)

fill any vacancy on the Board of Directors created by the resignation, removal or incapacity of any Access-Designated Director with another Access-Designated Director candidate identified by Access, to the extent Access would at such time have designation rights for such Access-Designated Director candidate pursuant to Section 2.1(a);

(iv)

not permit the removal of any Access-Designated Director without Access’s consent, to the extent Access would at such time have designation rights for such Access-Designated Director pursuant to Section 2.1(a); and

(v)	take all actions necessary to effectuate the matters set forth in Section 2.2 below.

2.2	Committees of the Board of Directors.

As of the Completion of the IPO, the Board of Directors shall have established an audit committee, compensation committee, nominating and corporate governance committee, finance committee and executive committee.

Until the Trigger Date, Access shall have the right to designate Access-Designated Directors for appointment to each of the foregoing committees, as well as any subsequently established committee(s); provided that the composition of any such committee shall comply with applicable law, rule or regulation, including those related to director independence. Following the Trigger Date, Access shall be entitled to representation on each such committee equal to the number of Access-Designated Director(s) that is as close as possible to Access’s proportional voting power in the Company (with any fractional amounts to be rounded up to the nearest whole number); provided that there shall not at any time be fewer than one Access-Designated Director on each such committee.

ARTICLE III

INFORMATION RIGHTS AND ACCESS TO INFORMATION

3.1	Financial Information.

Upon written request of Access, the Company shall deliver, or cause to be delivered, to Access, the following information for so long as the Access Affiliated Group holds at least 10% of the total combined voting power of the then-outstanding Common Stock:

(a) Annual Reports. As soon as available after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, an audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of operations, (deficit) equity, comprehensive income (loss) and cash flows of the Company and its Subsidiaries for such year, together with all related notes and schedules thereto, prepared in accordance with GAAP consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by the reports thereon of the Company’s independent auditors.

(b) Quarterly Reports. As soon as available after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarterly period, and the related consolidated statements of operations, (deficit) equity, comprehensive income (loss) and cash flows of the Company and its Subsidiaries for such quarterly period and for the current fiscal year to date, together with all related notes and schedules thereto, prepared in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto) and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year.

(c) Monthly Reports. As soon as available after the end of each month, and in any event within forty-five (45) days thereafter, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of each such monthly period, and the related consolidated statements of operations, (deficit) equity, comprehensive income (loss) and cash flows of the Company and its Subsidiaries for such monthly period and for the current fiscal year to date, prepared in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto). Unless Access requests in writing that the monthly reports described above be specifically provided, the Company shall be deemed to have satisfied the information delivery requirement in this Section 3.1(c) by providing monthly metrics prepared for the Board of Directors in form and substance substantially consistent with those prepared as of the date of this Agreement by the date described in the first sentence hereof.

(d) Budget, Business Plan and Financial Forecast. An annual budget, a business plan and financial forecasts for the Company for each fiscal year of the Company (the “Annual Budget”), no later than sixty (60) days after the end of the Company’s immediately preceding fiscal year, in such manner and form as approved by the Board of Directors, which shall include at least a projection of income and a projected cash flow statement for each fiscal quarter in such fiscal year and a projected balance sheet as of the end of each fiscal quarter in such fiscal year, in each case prepared in reasonable detail, with appropriate presentation and discussion of the principal assumptions upon which such budgets and projections are based, which shall be accompanied by the statement of the CEO or CFO or equivalent officer of the Company to the effect that such budget and projections are based on reasonable and good faith estimates and assumptions made by the management of the Company for the respective periods covered thereby; it being recognized by such holders that such budgets and projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by them may differ from the projected results. Any material changes in such Annual Budget shall be delivered to Access as promptly as practicable after such changes have been approved by the Board of Directors.

(e) Other Requested Information. With reasonable promptness, such other information and data (including such information and reports made available to any lender of the Company or any of its Subsidiaries under any credit agreement or otherwise) with respect to the Company and each of its Subsidiaries as may be necessary for such Person to comply with its respective reporting, regulatory, or other legal requirements and as may from time to time be reasonably requested by any such Person.

Notwithstanding anything to the contrary in this Section 3.1, the Company may satisfy its obligations hereunder by providing the specified reports, financial statements or other information, as applicable, to the SEC on EDGAR or otherwise making them publicly available.

3.2	Access to Information.

The Company shall, and shall cause its Subsidiaries, officers, Directors, employees, auditors and other agents to, afford to Access, until such time as the Access Affiliated Group first ceases to beneficially own at least 5% of the total combined voting power of the then-outstanding Common Stock, (i) during normal business hours and upon reasonable notice, reasonable access at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices and other facilities and to all books and records, and (ii) the opportunity to discuss the affairs, finances and accounts of the Company and its Subsidiaries with their respective officers from time to time as Access may reasonably request upon reasonable notice.

ARTICLE IV

ACCESS APPROVAL AND CONSENT RIGHTS AND OTHER RIGHTS

4.1	Access Approval and Consent Rights.

(a) Until such time as the Access Affiliated Group first ceases to beneficially own at least 10% of the then-outstanding Common Stock, the Company shall not take any of the following actions, whether directly or indirectly through a Subsidiary, or through one or a series of related transactions, without the prior written consent of Access:

(i)

any merger, consolidation or similar transaction (or any amendment to or termination of an agreement to enter into such a transaction) with or into any other Person whether in a single transaction or a series of related transactions, except any acquisition or disposition (whether through merger, consolidation or otherwise) involving consideration less than $25 million;

(ii)	any acquisition or disposition of securities, assets or liabilities involving consideration or book value greater than $25 million;

(iii)	any change in the authorized Capital Stock of the Company or the creation of any new class or series of Capital Stock of the Company;

(iv)

any issuance or acquisition of Capital Stock (including stock buy-backs, redemptions or other reductions of capital), or securities convertible into or exchangeable or exercisable for Capital Stock or equity-linked securities, of the Company or any of its Subsidiaries, except:

(A)	issuances of Equity Awards to Directors or employees pursuant to an equity compensation plan approved by the Board of Directors;

(B)	issuances or acquisitions of Capital Stock of a Subsidiary of the Company to or by a Wholly Owned Subsidiary of the Company; and

(C)	issuances or acquisitions of Capital Stock that the Board of Directors determines are necessary to maintain compliance with covenants contained in any debt instrument;

(v)

any issuance or acquisition (including redemptions, prepayments, open market or negotiated repurchases or other transactions reducing the outstanding debt of the Company or any Subsidiary) of any debt security to or from a third party, in each case involving an aggregate principal amount exceeding $25 million;

(vi)	any other incurrence of a debt obligation of the Company or any Subsidiary to or from a third party having a principal amount greater than $25 million;

(vii)	entry into or termination of any joint venture or similar business alliance involving assets having a value exceeding $25 million;

(viii)

listing or delisting of any securities of the Company or any of its Subsidiaries on a securities exchange, other than the listing or delisting of debt securities on the Exchange or any other securities exchange located solely in the United States;

(ix)

(A) any action to increase or decrease the size of the Board of Directors, (B) the formation of, or delegation of authority to, any new committee, or subcommittee thereof, of the Board of Directors, (C) the delegation of authority to any existing committee or subcommittee thereof not set forth in the committee’s charter or authorized by the Board of Directors prior to the Completion of the IPO or (D) any amendments to the charter (or equivalent authorizing document) of any committee, including any action to increase or decrease size of any committee (whether by amendment or otherwise), except in each case as required by Applicable Law;

(x)	any amendment (or approval or recommendation of any amendment) to the Company’s certificate of incorporation or bylaws;

(xi)

with respect to the Company or any Subsidiary, any filing or the making of any petition under Bankruptcy Laws, any general assignment for the benefit of creditors, any admission of an inability to meet obligations generally as they become due or any other act the consequence of which is to subject the Company or any Subsidiary to a proceeding under Bankruptcy Laws;

(xii)	any dissolution or winding-up of the Company;

(xiii)	the election, appointment, hiring, dismissal or removal of the Company’s CEO, CFO or General Counsel;

(xiv)	any material change in a significant accounting policy of the Company and any termination or change of the Company’s independent auditor;

(xv)

settlement of any litigation to which the Company or any of its subsidiaries is a party involving the payment by the Company or any of its subsidiaries of an amount equal to or greater than $15 million; or

(xvi)

the creation or amendment of any stock option, employee stock purchase or similar equity-based plan for management or employees, or any increase in the number of shares of Common Stock reserved under such plan.

(b) With respect to any action for which Access has consent or approval rights under Article IV, the Company shall provide Access with a written notice describing the intended action and requesting Access’s prior written consent or approval. The consent or approval of Access shall be evidenced in writing signed by a duly authorized officer of Access and shall be provided to the Company no later than five business days following receipt of the Company’s notice. Notwithstanding the foregoing, Access may waive the foregoing notice requirement by approval of a majority of the Access-Designated Directors. In addition, notwithstanding the foregoing, until such time as the Access-Designated Directors no longer comprise a majority of the Directors on the Board of Directors or, in the case of any action requiring the consent of a committee of the Board of Directors, such committee, the approval of the Board of Directors or such committee shall be deemed a waiver of the Company’s notice requirement and constitute the consent or approval of Access so long as the Access-Designated Director(s) on the Board of Directors or such committee who are also Access employees so approve.

4.2	Expenses.

Until such time as the Access Affiliated Group first ceases to beneficially own at least 35% of the total combined voting power of the then-outstanding Common Stock, the Company shall, or shall cause one or more of its Subsidiaries to, pay directly, or reimburse Access for, its reasonable Out-of-Pocket Expenses (as defined below). For purposes of this Agreement, “Out-of-Pocket Expenses” shall mean the amounts actually paid by Access in cash in connection with the performance of any Services (as defined below) by Access on behalf of the Company or any of its Subsidiaries, including, without limitation, (i) fees and disbursements (including underwriting fees) of any independent auditors, outside legal counsel, consultants, investment bankers, financial advisors and other independent professionals or organizations, (ii) costs of any outside services or independent contractors such as financial printers, couriers, business publications or similar services, (iii) transportation, and (iv) telephone calls, word processing expenses or any similar expense not associated with Access’s ordinary operations. All reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by Access to the Company of the statement in connection therewith. For purposes of this Agreement, “Services” shall mean (i) professional, advisory, consulting and oversight services relating to strategic planning, marketing and financial oversight of the operations of the Company and its Subsidiaries and any personnel matters, including in connection with the selection, retention and supervision of independent auditors, outside legal counsel, investment bankers or other advisors or consultants of the Company and its Subsidiaries and (ii) financial, advisory, investment banking or other services with respect to proposed transactions, including acquisitions or divestitures and public or private sales of debt or equity securities, which directly or indirectly involve the Company or its Subsidiaries.

4.3	Margin Loans and Other Pledges

Notwithstanding any other policy of the Company, including the Insider Trading Policy, any member of the Access Affiliated Group may enter into or borrow against any margin loan facility, borrow against any account that holds Common Stock or otherwise pledge or hypothecate its Common Stock as collateral for a loan at any time.

ARTICLE V

GENERAL PROVISIONS

5.1	Certificate of Incorporation and Bylaws.

The rights and obligations of Access with respect to the Company shall be determined pursuant to the DGCL, the Company’s certificate of incorporation, the Company’s bylaws and this Agreement. To the extent that the rights or obligations of Access are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement, to the extent permitted by the DGCL, shall control.

5.2	Notices.

Unless otherwise specified herein, all notices required or permitted to be given under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be delivered personally, sent by a nationally recognized overnight courier service or sent by in the form of an electronic transmission (receipt confirmation requested), and shall be deemed to be effective upon delivery. All such notices shall be addressed to the receiving Party at such Party’s address or email address set forth below, or at such other address or email address as the receiving Party may from time to time furnish by notice as set forth in this Section 5.2:

If to the Company, to:

Warner Music Group Corp.

1633 Broadway, 7th Floor

New York, NY 10019

Attention: Paul Robinson, General Counsel

Telephone: (212) 275-2045

Email: Paul.Robinson@wmg.com

If to Access, to:

Access Industries, LLC

70 Fifth Avenue

New York, NY 10019

Attention: Alejandro Moreno

Telephone: (212) 247-6400

Email: amoreno@accind.com

5.3	Specific Performance; Remedies.

In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief. The Parties agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

5.4	Jurisdiction; Waiver of Jury Trial.

In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the Parties unconditionally accepts the jurisdiction and venue of the Court of Chancery of the State of Delaware or, if the Court of Chancery does not have subject matter jurisdiction over this matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the Parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Section 5.2. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

5.5	Governing Law.

This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles thereof to the extent that such principles would apply the law of another jurisdiction.

5.6	Severability.

In the event that any provision of this Agreement is declared invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted in a manner that accomplishes, to the extent possible, the original purpose of such provision.

5.7	Amendment, Modification and Waiver.

This Agreement may be amended, modified or supplemented at any time by written agreement of the Parties. Any failure of any Party to comply with any term or provision of this Agreement may be waived by the other Party, by an instrument in writing signed by such Party, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

5.8	Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Except for any assignment or transfer by Access to a Permitted Transferee, neither Party shall assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party. Any purported assignment in violation of this Section shall be null and void ab initio.

5.9	Further Assurances.

In addition to the actions specifically provided for elsewhere in this Agreement, each Party shall execute and deliver such additional documents, instruments, conveyances and assurances, take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to carry out the provisions of this Agreement. To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, Access being deprived of the rights contemplated by this Agreement.

5.10	Third-Party Beneficiaries.

Except as expressly set forth elsewhere in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties and their respective successors and assigns, any rights or remedies under or by reason of this Agreement. Only the Parties that are signatories to this Agreement (and their respective permitted successors and assigns) shall have any obligation or liability under, in connection with, arising out of, resulting from or in any way related to this Agreement or any other matter contemplated hereby, or the process leading up to the execution and delivery of this Agreement and the transactions contemplated hereby, subject to the provisions of this Agreement.

5.11	Discretion of Parties.

Where this Agreement requires or permits any Party to make or take any decision, determination or action with respect to matters governed by this Agreement, unless expressly provided otherwise, such decision, determination or action may be made or taken by such Party in its sole and absolute discretion.

5.12	Entire Agreement.

This Agreement embodies the entire agreement and understanding of the Parties in respect of the subject matter covered by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior oral and written agreements and understandings between the Parties with respect to such subject matter.

5.13	Term.

Except to the extent set forth in the following sentence, this Agreement shall terminate and be of no further force or effect as of the date that is one year following the date when the Access Affiliated Group first ceases to beneficially own at least 5% of the total combined voting power of the then-outstanding Common Stock. Notwithstanding the foregoing sentence, the provisions of Article I and Article V hereof shall survive termination of this Agreement.

5.14	Titles and Subtitles.

The titles of the articles, sections and subsections of this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

5.15	No Recourse.

This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as Parties and no past, present or future Affiliate, Director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any Party shall have any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

5.16	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The counterparts of this Agreement may be executed and delivered by facsimile or other electronic imaging means (including in pdf or tif format sent by electronic mail) by a Party to the other Party and the receiving Party may rely on the receipt of such document so executed and delivered by facsimile or other electronic imaging means as if the original had been received.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Stockholder Agreement to be executed and delivered as of the date first above written.

ACCESS INDUSTRIES, LLC

By:

By:
Name:
Title:

WARNER MUSIC GROUP CORP.

By:
Name:
Title:

[Signature Page to Stockholder Agreement]